Exhibit 99.2

Employee Letter

Team,

As you may have just read, we have exciting news that I strongly believe puts us on the best possible path toward the next stage in the evolution – and growth – of Dun & Bradstreet. Today, we announced our intention to become a private company in a transaction that will better position us to service our customers and partners. This path forward helps to ensure that our organization remains the global leader in commercial data, analytics and insights for businesses. Under the terms of the agreement, which was unanimously approved by the Dun & Bradstreet Board of Directors, an investor group led by CC Capital, Cannae Holdings and funds affiliated with Thomas H. Lee Partners, L.P. (“THL”), along with a group of other distinguished investors, will acquire Dun & Bradstreet in a transaction valued at approximately $6.9 billion. Read the full press release here: [HYPERLINK TO RELEASE].

Our Board conducted a thoughtful and comprehensive review of the value creation opportunities available to the Company as part of a full portfolio and business assessment and exploration of strategic alternatives with multiple financial sponsors. Having spent significant time considering a variety of options, the Board recognizes the tremendous value to shareholders and the flexibility that being a privately held company provides for Dun & Bradstreet. The interest and offer from the investor group are confirmation of the value in Dun & Bradstreet.

CC Capital is a private investment firm founded in 2016 by Chinh Chu with a focus on owning and operating high-quality companies for the long term. Prior to founding CC Capital, Mr. Chu had a successful 25-year career at Blackstone, where he played an instrumental role in building Blackstone’s Private Equity business and served as the Co-Chairman of the Private Equity Group. Mr. Chu currently serves as Co-Chairman of the Board of Directors of Fidelity & Guaranty Life (NYSE: FG), a prior investment in which he partnered with Bill Foley.

Bill Foley, in part through his investment firm Cannae Holdings, has an unparalleled investing track record. He has created $68 billion in public market value through his companies Fidelity National Financial (“FNF”) where he was formerly Chairman of the Board and Fidelity National Information Services (“FIS”) where he was formerly Vice-Chairman of the Board. Mr. Foley built FNF into the largest title insurance company in the world. He has successfully completed over 100 strategic acquisitions throughout his career.

THL is a premier private equity firm investing in middle market growth companies, headquartered in North America, exclusively in four industry sectors: Business & Financial Services, Consumer & Retail, Healthcare, and Media, Information Services & Technology. Using the firm’s deep domain expertise and the internal operating capabilities of its Strategic Resource Group, THL seeks to create deal sourcing advantages, and to accelerate growth and improve operations in its portfolio companies in partnership with management teams.

With this transaction, everyone who is a shareholder – and many of you are – will receive a cash payment of $145.00 for each share you own upon completion of the transaction. As for next steps, the transaction is subject to shareholder approval and other customary closing conditions. Following the close of the transaction, which we expect to occur within six months, Dun & Bradstreet will be a privately held company and will no longer be publicly traded on the New York Stock Exchange.

I will continue to lead Dun & Bradstreet as Chief Executive Officer through the closing of the transaction period. During this time, we anticipate the Company will operate much as it does today, and we must continue to deliver for our customers.

You likely have a lot of important questions about this news, and we anticipated some in these Frequently Asked Questions. I will address any others you may have at tomorrow’s Global Town Hall meeting starting at 11 a.m. ET where I’ll leave ample time to respond to them.

On behalf of the Board and management team, thank you for your dedication to the Company. There is much work to do and today’s announcement commences an exciting new chapter for Dun & Bradstreet, one of the most widely recognized brands in business. We hope you share our enthusiasm about the many opportunities along our journey ahead.

Regards,

Tom

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed Transaction, including the failure of the Company’s stockholders to approve the proposed Transaction or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; reliance on third parties to support critical components of the Company’s business model; the Company’s ability to protect its information technology infrastructure against cyber attack and unauthorized access; risks associated with potential violations of the Foreign Corrupt Practices Act and similar laws; customer demand for the Company’s products; risks associated with recent changes in the Company’s executive management team and Board of Directors; the integrity and security of the Company’s global databases and data centers; the Company’s ability to maintain the integrity of its brand and reputation; future laws or regulations with respect to the collection, compilation, storage, use, cross-border transfer, publication and/or sale of information and adverse publicity or litigation concerning the commercial use of such information; the effects of foreign and evolving economies, exchange rate fluctuations, legislative or regulatory requirements and the implementation or modification of fees or taxes to collect, compile, store, use, transfer cross-border, publish and/or sell data; the impact of the announcement of, or failure to complete, the proposed Transaction on our relationships with employees, customers, suppliers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

The Company will file with the SEC and mail to its stockholders a proxy statement in connection with the proposed Transaction. We urge investors and security holders to read the proxy statement when it becomes available because it will contain important information regarding the proposed Transaction. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when it is available) and other documents filed by the Company with the SEC relating to the proposed Transaction for free by accessing the Company’s website at www.dnb.com by clicking on the link for “Investor Relations”, then clicking on the link for “Financial Information” and selecting “Annual Reports and Proxies.”

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the proposed Transaction will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2018. You can obtain free copies of these documents from the Company using the contact information above.